AGREEMENT

               about renting residential and non-residential rooms

                                  from 1.1.2001

The undersigned

(1)      I.CS, s.r.o
         K Prelatum 6
         164 00 Praha 6
         Represented by: Ing Milan Hofman
         (further "Lessor")
         the first party

         and

(2)      LOOK EVENTMANAGEMENT, GesmbH
         Passauer Platz 1
         1010 Vienna
         Austria
         Represented by: Wolfgang Schwarz
         (further "Renter")
         the second party


                                       I.
                             Introductory agreement

     1. Lessor declares and makes it irrevocable that he is entitled to hire out both residential and non-residential rooms in the house "Uzlateho krize", which is a real estate of cultural and historical value of the capital of Prague, address 1181/4 Lodecka Street, Prague 1 - Josefov (see enclosure of this
Agreement: extract from the land register). Renter declares and makes irrevocable that he is entitled to use the rooms for the purpose of the lease, i.e. as offices and an apartment.


                                       II.
                             Object of the agreement

     1. Lessor leases in the above specified house both residential and non-residential rooms situated on the second floor of the building with the following area:


Hall.....................................................................7,9m(2)

Appartment/Studio with WC and bathroom, total area........................63m(2)

Offices with WC and bathroom, total area..................................53m(2)

Total area...............................................................124m(2)

     Serving to the above described purposes, i.e. as offices and an apartment. The situation plan of the object of renting is an enclosure to this Agreement and is its integral part.

     2. Renter declares that for that purpose he accepts the rooms to be let that are the object to the Agreement and specified in paragraph 1 and confirms it by signing.

                                      III.
                                 Period of rent

     1. The rent is agreed for the time limited, i.e. period of two years. The period begins on 1st January 2001 and will end on the day the agreed two-years period will pass. The protocol about undertaking is an enclosure to the Agreement.

     2. In case one of the parties will not inform the other party about not being interested in prolongation of the Agreement at least 3 months before the end of the renting period, or should not they make another agreement, the rent period will be prolonged for another year.


                                       IV.
                         The price for rent and services

     1. The rent for the leased rooms as specified in paragraph II of the Agreement is set as follows:

                              CZK 42.000,- monthly
           this price does not include value added tax in current rate

     2. In addition to the agreed rent the Renter is obliged to pay to the Lessor for the following expenses and services: |X| Water supply - according to the invoice based on data from watermetres in leased rooms |X| Solid waste house disposal - according to the invoice of the provider |X| Heat supply (and hot water supply) - for the volume corresponding to the share of installed heater's effect in hired rooms to the total effect of installed heating units supplied by the stove for the second and third floors and according to the invoice of the gas supplier. |X| Consumed electric power in common rooms (corridor and light on the gallery) -1/2of the amount in the suppliers invoice |X| Cleaning of the common rooms (esp. staircase and the gallery) -1/2of the amount in the corresponding provider's invoice. |X| Consumed electric power: according to the meters and individual supplier's invoice.

     3. Renter declares that he agrees to increasing the rent corresponding (in per cent) to the increase index of consumer prices in the particular calendar year as shown in the evidence of the Czech Statistic Office, always till 31st December of the year, starting on 1st July of the following year. It is understood that in the period until 30th June, 2002 the rent is as set in paragraph IV/1.


                                       V.
                      The way of rent and services payment

     1. The rent is paid quarterly in advance on the account at IPB bank, Vitezne nam. - Cs armady 35, PSC 160 00 Praha 6 according to the tax letter issued by the Lessor, always on the first working day of the quarter of the year, being due in 10 following days. The rent for the first 3 months will be paid until 10.01.2001

     2. The payments covering expenses and services as said in paragraph IV/2: according to the tax letter issued by the Lessor and based on received invoices from suppliers, due in 10 days.

     3. Both parties agree to a penalty for delayed payment of the rent and services in volume of 0,5% daily from the sum for every day of delay until the clearance.

     4. Lessor is obliged to provide 2 telephone lines. The telephone's transfer on Renter will be paid by Lessor. After ending of the Rent Agreement Renter will pay back transfer of telephones on Lessor in volume charged by the supplier.

     5. The payment of the rent is guaranteed by Renter's property situated in non-residential rooms and also by the agreement that in case the rent is not paid for a period over 3 months from the due date, Lesser will have right to cover his expenses from selling movables, and also in case the situation cannot be solved by a fund according to the paragraph VIII/1 of the Agreement, or in case the debt is higher than the fund. In line with paragraph 151b of the Civil Law the movables situated in the rooms that are the subject of the rent will be considered as those passed over to the pledgee starting on the day of handing written notice from the Lessor to the Renter, that as a result of non-fulfilment of financial obligations his debts will be met from the sale of Renter's movables.


                                       VI.
                        Rights and duties of the parties

     1. Unless not settled other way by the Agreement, the rights and duties of both parties are as given in the Law No.116/1990 of the Law Collection, about hiring and renting of non-residential rooms, in valid wording and according to generally valid provisions.

     2. Renter has right to place a corresponding notice marking his business company by the building main entrance provided the preliminary written agreement was issued by Lessor as well as an agreement from the public administration, if within required limits.

     3. Renter is not allowed to any construction changes/adaptations in rented rooms without preliminary written agreement from Lessor. Renter is obliged to enable to Lessor on his preliminary demand his control visit in non-residential rooms and checking generally respected legislation.

     4. Renter is obliged to use the rented rooms with care of the proper keeper. He promises to remove, eventually compensate any damage caused by him (or co-users) in the course of rent.

     5. Lessor is obliged to do current mending and maintainance only from his own funds.

     6. On ending the rent the Renter is obliged to return the rooms in the state it was at time of undertaking, with regard to the usual wearing, but newly painted.

     7. Lessor does not answer for damages caused by lost, steal, damage or health of persons related to using the rented non-residential rooms.


                                      VII.
                              Terminating the rent

     1. The rent relation will terminate after the period it was agreed for will end.

     2. Before expiry of that time the Agreement can be ended by a written agreement signed by both parties, or by a written notice in accordance with paragraph 9 art. 2, 3 of the Law No. 116/1990 of Coll., in operative wording, with 3 months' notice term, starting on the first day of the following month after delivery of the letter of notice to the other party.

     3. The parties namely agree that the rent relation will be terminated at once in case the Renter will delay with rent payments and services according to this Agreement more than 2 months.

     4. If the Renter will let rooms without an agreement of Lessor, or if he breaks his duty to keep peace and order in the house, or if he makes any construction changes without an agreement of the Lessor, it is considered severe breaking of the Agreement and is a base for immediate termination of the Agreement from the side of Lessor.


                                      VIII.
                                     Others

     1. In 5 working days from the date of signing the Agreement the Renter will provide a fund in volume of 50.000,- CZK which will be held by the Lessor as a guaranty for reliable fulfilment and keeping arrangements and conditions of the Agreement from the side of Renter. Lessor will issue a deposit invoice for the fund. In case the Renter fulfils all agreements and duties, the fund will be returned to him within 5 days from the end of the rent relation according to the Agreement. Lessor has right to use the deposit for covering the rent owing or other payments according to the Agreement, including damage compensation or fine.

     2. The Agreement is due on signing and paying the deposit according to above paragraph VIII.1.

     3. Any change of the Agreement is possible only in writing a supplement to the Agreement.

     4. The Agreement is issued in 2 copies, each considered an original. The English version is for information.

     5. Both parties of the Agreement declare that they have been acquainted with the content, they understand it, they agree to it and as an evidence add their own signatures.

     Enclosures: |X| Extract from company register of Lessor |X| Extract from company register of Renter |X| Situation plan of non-residential rooms |X| Extract from the land register |X| (preliminary agreement of the state administration) |X| protocol on undertaking the rented rooms



In Prague,

....................................       ......................................
on behalf of Lessor                       on behalf of Renter